EXHIBIT 99.1

URANIUM RESOURCES, INC.

PRESS RELEASE FOR IMMEDIATE RELEASE

DALLAS, TEXAS JANUARY 29, 2003	OTCBB SYMBOL-URIX

URANIUM RESOURCES, INC. GRANTED ORDER FOR
SUMMARY JUDGMENT ON VASQUEZ PROPERTY LEASES

DALLAS, January 29, 2003 — In December 2001, Uranium Resources, Inc. (the “Company”) filed an action in the 229th Judicial District Court in Duval County, Texas against certain landowners, seeking a declaration that the Company’s leases for the Vasquez property in South Texas were valid and in effect, based upon, among other things, the Company’s timely payment of shut-in royalties pursuant to the terms of the leases. In February 2002, Everest Exploration, Inc. (“Everest”) intervened in the lawsuit seeking a declaration that the leases were not valid and in effect.

On November 26, 2002, the Company filed a Motion for Partial Summary Judgment, requesting the Court to declare that the leases were valid and in effect as a result of the Company’s timely tender of shut-in royalty payments. On December 16, 2002, Everest filed a motion for partial summary judgment requesting the Court to declare that the leases had terminated in February 2000.

On January 28, 2003, the Court entered an Order that granted the Company’s Motion and denied Everest’s Motion. The court held that the leases have been properly extended and are valid and in effect and that the leases can continue to be extended by the payment of shut-in royalties. The Order also awarded the Company its attorney’s fees and costs against the landowners and Everest.

The Order is not yet a final judgment and likely will not become final until the Court determines the amount of attorney’s fees and until certain remaining claims by the Company are resolved. Until it is final, the Order is subject to challenge by the landowners and Everest in the trial court. After the Order and award of attorney’s fees becomes final, the trial court’s determination can be challenged by the landowners or Everest in the Texas Court of Appeals.

Uranium Resources, Inc. is a Dallas area based uranium-mining company, whose shares trade on the OTC Bulletin Board under the symbol URIX. The Company specializes in in-situ solution mining and holds substantial uranium mineralization in South Texas and New Mexico.

CONTACTS:	Paul K. Willmott, President, or Thomas H. Ehrlich, Vice President—CFO Uranium Resources, Inc. (972) 219-3330 (30)